ADMINISTRATIVE SERVICES AGREEMENT


     This Agreement is made as of the 15th day of April, 2001, by and between INVESCO Funds Group, Inc. ("INVESCO"), and Sun Life Assurance Company of Canada (U.S.) ["Sun Life (U.S.)"], a Delaware corporation, collectively, the "Parties."

                                   WITNESSETH:

     WHEREAS, INVESCO serves as the administrator for the INVESCO Variable Investment Funds, Inc. ( the "Company"); and

     WHEREAS, Sun Life (U.S.) has entered into an agreement, dated April 15, 2001, with the Company and INVESCO (the " Fund Participation Agreement") pursuant to which INVESCO will make shares of certain of its Portfolios available to certain variable life insurance and/or variable annuity contracts offered by Sun Life (U.S.) through certain separate accounts (the "Separate Accounts") at net asset value and with no sales charges, subject to the terms of the Fund Participation Agreement; and

     WHEREAS, the Fund Participation Agreement provides that the Company will bear the costs of preparing, filing with the Securities and Exchange Commission, printing or duplicating and mailing the Company's (or the Portfolios') prospectus, statement of additional information and any amendments or supplements thereto, periodic reports to shareholders, Fund proxy material and other shareholder communications (collectively, the "Fund Materials") required by law to be sent to owners of Contracts ("Contract Owners") who have allocated any Contract value to a Portfolio; and

     WHEREAS, the Fund Participation Agreement provides that Sun Life (U.S.), at its expense, will provide various administrative and shareholder contact services with respect to prospective and actual Variable Contract Owners of Sun Life (U.S.); and

     WHEREAS, the Fund Participation Agreement makes no provision for the rate at which each party shall incur expenses in connection with the servicing of Contract Owners who have allocated Contract value to a portfolio, including, but not limited to, responding to various Contract Owner inquiries regarding a Portfolio; and

     WHEREAS, the Parties hereto wish to allocate the expenses in a manner that is fair and equitable, and consistent with the best interests of Contract Owners; and

     WHEREAS, the Parties hereto wish to establish a means for allocating the expenses that does not entail the expense and inconvenience of separately identifying and accounting for each item of Fund expense;

     NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

      I. SERVICES PROVIDED:


Sun Life (U.S.) agrees to provide services to the Company and INVESCO including the following:

a) responding to inquiries from Sun Life (U.S.) Contract Owners using one or more of the Portfolios as an investment vehicle regarding the services performed by Sun Life (U.S.) as they relate to INVESCO, the Company or its Portfolios;

b) providing information to INVESCO or the Company and to Contract Owners with respect to shares attributable to Contract Owner accounts;

c) communicating directly with Contract Owners concerning INVESCO or the Company's operations;

E) providing such similar services as INVESCO or the Company may reasonably request to the extent permitted or required under applicable statutes, rules and regulations.

      II. EXPENSE ALLOCATIONS:

Subject to Section III hereof, and the provisions of Article IV of the Fund Participation Agreement, Sun Life (U.S.) or its affiliates shall initially bear the costs of the following:

a) printing and distributing all Fund Materials to be distributed to prospective Contract owners except as may otherwise be provided in the Fund Participation Agreement;

b) printing and distributing all sales literature or promotional material developed by Sun Life (U.S.) or its affiliates and relating to the Contracts;

c) servicing Contract Owners who have allocated Contract value to a Portfolio, which servicing shall include, but is not limited to, the items listed in Paragraph I of this Agreement.

      III. PAYMENT OF EXPENSES:

In recognition of the substantial savings in administrative expenses to INVESCO and the Company by virtue of having a sole shareholder, Sun Life (U.S.), and having that shareholder be responsible for the servicing of the Contract Owners, INVESCO will pay an administrative service fee to Sun Life (U.S.), as described below:

a) INVESCO shall pay to Sun Life (U.S.) an Administrative Services Fee (hereinafter, the "Quarterly Fee") equal to a percentage of the average daily net assets of the Portfolios attributable to Contracts offered by Sun Life (U.S.), at the annual rate of 0.25% on the aggregate net assets placed by Sun Life (U.S.) in the INVESCO VIF Funds designated in Schedule B of the Fund Participation Agreement, as may be amended from time to time. The Quarterly Fee is in consideration of the expenses incurred by Sun Life (U.S.) pursuant to Section II hereof. The payment of the Quarterly Fee shall commence on the date first indicated above.

b) INVESCO shall pay to Sun Life (U.S.) an additional Support Fee (hereinafter, the "Support Fee") equal to a percentage of the average daily net assets of the Portfolio attributable to Contracts offered by Sun Life (U.S.), at the annual rate of 0.10% on the aggregate net assets placed by Sun Life (U.S.) in the INVESCO VIF Funds designated in Schedule B of the Fund Participation Agreement, as may be amended from time to time. The Support Fee is in consideration of the expenses incurred by Sun Life (U.S.) pursuant to Section II hereof. The payments of the Fee shall commence on the date first indicated above and shall continue for so long as Sun Life (U.S.) shall continue to offer the Portfolios in any of its variable annuity or variable life insurance contracts.

c) From time to time, the Parties hereto shall review the Quarterly Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time, of Sun Life (U.S.) in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Quarterly Fee proposed by another Party in good faith.

c)    This Agreement shall not modify any of the provisions of Article IV or
      Article VI of the Fund Participation Agreement, but shall supplement those provisions.

      IV. TERM OF AGREEMENT:

This Agreement shall continue in effect for so long as Sun Life (U.S.) or its successor(s) in interest, or any affiliate thereof, continues to hold shares of the Company or its portfolios, and continues to perform in a similar capacity for the Company and INVESCO.

      V.  INDEMNIFICATION:

(a) Sun Life (U.S.) agrees to indemnify and hold harmless the Company and INVESCO, and their officers, employees, and directors, from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of Sun Life (U.S.) under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Company or INVESCO in the performance of its duties, or by reason of the reckless disregard of their obligations and duties under this Agreement.

(b) The Company and INVESCO agree to indemnify and hold harmless Sun Life (U.S.) and its officers, employees, and directors from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Company or INVESCO under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of Sun Life (U.S.) in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

      VI. NOTICES:

Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

INVESCO Funds Group, Inc.
7800 East Union Avenue
Denver, CO 80237
Attn:  Ronald L. Grooms - Senior Vice President
FAX: 303 930-6541

Sun Life Assurance Company of Canada (U.S.)
One Sun Life Executive Park
Wellesley Hills, MA   02481
Attn:  Maura A. Murphy, SC 1335
FAX:  781-237-0707

      VII. APPLICABLE LAW:

Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Delaware law, without regard for that state's principles of conflict of laws.

      VIII. EXECUTION IN COUNTERPARTS:

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

      IX. SEVERABILITY:

If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

      X. RIGHTS CUMULATIVE:

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

      XI. HEADINGS:

The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.



INVESCO FUNDS GROUP, INC.                       SUN LIFE  ASSURANCE COMPANY OF
                                                CANADA (U.S.)



By:  /s/ Ronald L. Grooms                       By:   /s/ Ronald J. Fernandes
---------------------------------               --------------------------------
Ronald L. Grooms                                Name:  Ronald J. Fernandes
Senior Vice President & Treasurer               Title: Vice President, RP&S




INVESCO VARIABLE INVESTMENT FUNDS, INC.


By:  /s/ Ronald L. Grooms                       By:   /s/ Edward M. Shea
-------------------------                       ------------------------
Ronald L. Grooms                                Name:  Edward M. Shea
Treasurer                                       Title: AVP & Counsel